Exhibit 24

POWER OF ATTORNEY

       I hereby appoint Jay P. McConie, William Aprigliano, Maria Doyle or Dina M. Cascione to act as my true and lawful attorney in fact with authority to execute on my behalf any Form ID, 3, 4, 5 or 144 or any amendment thereto required to be filed by the undersigned under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify Mr. McConie, Mr. Aprigliano, Ms. Doyle or Ms. Cascione in writing that their authority to act on my behalf in this manner has been withdrawn.

       I have signed this power of attorney on January 28,2020.

       By: /s/ HOWARD THOMAS HOGAN, JR.
           Howard Thomas Hogan, Jr.


       In the presence of: /s/ PATRICIA CHRISTIANSEN
                           Patricia Christiansen

       at: Locust Valley, New York
           City         State